Exhibit 99.1

Health Net, Inc. 21650 Oxnard St. Woodland Hills, CA 91367 (818) 676-6000 www.healthnet.com

Investor Contact	Media Contact

Angie McCabe	Margita Thompson
(818) 676-8692	(818) 676-7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS THIRD QUARTER 2012

GAAP NET INCOME OF $18.0 MILLION, OR $0.22 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

PRODUCE COMBINED NET EARNINGS OF $0.38 PER DILUTED SHARE

HEALTH NET AND CALIFORNIA DEPARTMENT OF HEALTH CARE SERVICES

ENTER INTO AN AGREEMENT COVERING STATE-SPONSORED HEALTH PLANS

AGREEMENT INCLUDES 5-YEAR EXTENSIONS OF HEALTH NET’S CURRENT MEDI-CAL CONTRACTS

HEALTH NET RELEASES THE STATE FROM POTENTIAL LIABILITIES RELATED TO

RATE DISPUTE LITIGATION PRIOR TO THE 2011/2012 RATE PERIOD

LOS ANGELES, November 5, 2012 – Health Net, Inc. (NYSE: HNT) today announced 2012 third quarter GAAP net income of $18.0 million, or $0.22 per diluted share, compared with GAAP net income of $61.8 million, or $0.70 per diluted share, for the third quarter of 2011.

The 2011 and 2012 financial results included in this release and the attached financial tables reflect the treatment of the company’s Medicare stand-alone Part D (Medicare PDP) business that was sold on April 1, 2012 as discontinued operations.

The third quarter 2012 GAAP results include approximately $7.2 million in pretax expenses related to the company’s general and administrative (G&A) cost reduction efforts and a $4.7 million pretax loss related to the company’s divested operations and services.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net earnings of $0.38 per diluted share in the third quarter of 2012 compared with $0.84 per diluted share in the third quarter of 2011.

“We made significant progress on several fronts in the third quarter. We made substantial strides in addressing challenges in our largest commercial accounts, and we believe that our new agreement with California’s Department of Health Care Services sets the stage for steadier performance in our state health plans going forward,” said Jay Gellert, Health Net’s chief executive officer.

“Our financial performance in the third quarter was consistent with revised expectations. There was no adverse prior period development in the quarter, the commercial yield-to-cost spread narrowed compared with prior quarters this year, and our Medicare Advantage business continued to improve compared with last year,” Gellert added.

“We’re on track to meet our revised 2012 expectations while, at the same time, preparing for what we believe will be a much better 2013,” Gellert noted.

STATE SETTLEMENT AGREEMENT

Health Net today also announced that the company and the state of California’s Department of Health Care Services (DHCS) have entered into a comprehensive agreement covering Health Net’s state-sponsored programs, including Medi-Cal, Seniors and Persons with Disabilities (SPDs), the dual-eligibles pilot programs that currently are expected to begin in the first half of 2013, and any potential future Medicaid expansion under federal health care reform.

“We are pleased that, working together with California’s Department of Health Care Services, we have been able to reach this new ground-breaking agreement covering our state health plans,” said Gellert.

The agreement has the following key components:

1.	Resolves and releases the state from outstanding Health Net litigation related to Medi-Cal rate disputes for rate years prior to 2011/2012.

2.	Five-year extensions on each of Health Net’s four existing Medi-Cal contracts covering seven counties. These contracts are now extended through 2018 to 2022, depending on the individual contract.

3.	Effective January 1, 2013, a new process consistent with DHCS’s existing actuarial targets that Health Net believes will help promote greater financial stability and predictability for both parties.

In addition, Health Net and DHCS have agreed to work toward developing an alternative rate dispute resolution process.

A detailed description of the terms of the agreement is included in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on November 5, 2012.

CONSOLIDATED RESULTS

Health Net’s total revenues increased 3.3 percent in the third quarter of 2012 to $2.8 billion from $2.7 billion in the third quarter of 2011.

Health plan services premium revenues increased by 3.7 percent to $2.6 billion in the third quarter of 2012 compared with $2.5 billion in the third quarter of 2011.

Health plan services expenses increased by 6.1 percent to $2.3 billion in the third quarter of 2012 from $2.1 billion in the third quarter of 2011.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at September 30, 2012 was approximately 2.6 million members, a decrease of approximately 1.0 percent compared with enrollment at September 30, 2011. Total enrollment in the company’s California health plans decreased approximately 1.5 percent from September 30, 2011 to September 30, 2012.

Western Region commercial enrollment at September 30, 2012 decreased 9.5 percent to approximately 1.3 million members compared with enrollment at September 30, 2011.

“Our commercial enrollment is tracking very closely to our expectations. Tailored network products represented a greater share of our commercial membership at September 30, 2012 compared with September 30, 2011,” said Jim Woys, Health Net’s chief operating officer.

Enrollment in the company’s Medicare Advantage (MA) plans in the Western Region at September 30, 2012 was 231,000 members, an increase of 13.8 percent compared with September 30, 2011.

“We are very pleased that our Medicare growth continues — an affirmation of our strategy — and that our products are attractive to seniors in our markets,” added Woys.

Medicaid enrollment in California at September 30, 2012 was approximately 1.1 million members, an increase of 81,000 members, or 8.2 percent, from September 30, 2011.

“This year-over-year increase is primarily due to the addition of members from the Seniors and Persons with Disabilities population,” commented Woys.

Revenues

Total revenues for the Western Region in the third quarter of 2012 were approximately $2.6 billion compared with approximately $2.5 billion in the third quarter of 2011.

Net investment income for the Western Region was approximately $16.4 million in the third quarter of 2012 compared with approximately $15.2 million in the third quarter of 2011 and $24.7 million in the second quarter of 2012.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.3 billion in the third quarter of 2012 compared with $2.1 billion in the third quarter of 2011.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 4.7 percent to approximately $377 in the third quarter of 2012 compared with approximately $360 in the third quarter of 2011.

Commercial health care costs PMPM in the Western Region increased by 7.1 percent to approximately $327 in the third quarter of 2012 compared with $305 in the third quarter of 2011.

“While the spread in the third quarter of 2012 was consistent with our expectations, it narrowed considerably compared with the first and second quarter of 2012 as cost trends have stabilized and we recorded no adverse prior period development in the quarter,” explained Woys.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 88.5 percent in the third quarter of 2012 compared with 86.4 percent in the third quarter of 2011.

The Western Region commercial MCR was 86.7 percent in the third quarter of 2012 compared with 84.8 percent in the third quarter of 2011 and 88.7 percent in the second quarter of 2012.

The MA MCR in the Western Region was 90.1 percent in the third quarter of 2012 compared with 90.7 percent in the third quarter of 2011.

“Our improving MA MCR is consistent with our enrollment growth this year and moderate cost trends,” said Woys.

G&A and Selling Expenses

G&A expense in the Western Region was approximately $218.4 million in the third quarter of 2012 compared with $211.4 million in the third quarter of 2011. The G&A expense ratio of 8.5 percent in the third quarter of 2012 was flat compared with the third quarter of 2011 and increased 20 basis points from 8.3 percent in the second quarter of 2012.

Selling expense in the Western Region was approximately $61.1 million in the third quarter of 2012 compared with $57.9 million in the third quarter of 2011.

“We spent approximately $4 million in incremental G&A expenses during the third quarter of 2012 to prepare for the implementation of the dual-eligibles pilot programs currently scheduled for the middle of 2013,” commented Woys. “We expect to see this amount increase in the fourth quarter of 2012.”

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues in the third quarter of 2012 were $169.8 million compared with $175.8 million in the third quarter of 2011.

Government Contracts expenses in the third quarter of 2012 were $148.7 million compared with $127.7 million in the third quarter of 2011.

BALANCE SHEET

Cash and investments were approximately $2.0 billion as of September 30, 2012 and September 30, 2011.

Reserves for claims and other settlements as of September 30, 2012 were $1.0 billion compared with $873.0 million as of September 30, 2011 and $1.0 billion as of June 30, 2012.

Days claims payable (DCP) for the third quarter of 2012 was 41.6 days compared with 37.4 days in the third quarter of 2011 and 39.0 days in the second quarter of 2012.

On an adjusted1 basis, DCP for the third quarter of 2012 was 57.7 days compared with 51.7 days in the third quarter of 2011 and 54.3 days in the second quarter of 2012.

“The year-over-year and sequential increase in DCP is primarily the result of higher reserves,” said Joseph Capezza, Health Net’s chief financial officer.

The company’s debt-to-total capital ratio was 24.4 percent as of September 30, 2012 compared with 27.4 percent as of September 30, 2011 and 24.1 percent as of June 30, 2012.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

Interest expense was $8.0 million in the third quarter of 2012 compared with approximately $7.8 million in the third quarter of 2011.

CASH FLOW FROM OPERATIONS

Operating cash flow was negative $124.8 million in the third quarter of 2012, primarily as a result of receiving only two monthly Medicare payments from the Centers for Medicare & Medicaid Services (CMS) during the quarter.

“We continue to expect full-year 2012 operating cash flow to be approximately $10 million. This reflects the loss from discontinued operations. However, the cash benefit from the gain on sale associated with the sold Medicare PDP business is reflected in Cash Flow from Investing Activities,” said Capezza.

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s Divested Operations and Services segment includes items related to the run-out of the Northeast business and transition-related revenues and expenses related to the Medicare PDP business that was sold on April 1, 2012. Health Net continues to provide run-out support services for the Northeast business pursuant to claims servicing agreements in place with UnitedHealthcare and its affiliates.

SHARE REPURCHASES

In the third quarter of 2012, Health Net repurchased 1.5 million shares of its common stock for $36.1 million at an average price of $23.79 per share. At September 30, 2012, approximately $350.0 million of authorization under the company’s existing $400 million share repurchase program remained.

2012 GUIDANCE

Below is a table with specific 2012 guidance metrics.

Metric	2012 Guidance

Year-end membership(a) Commercial Medicaid Medicare Advantage Total Western Region	-9% to -10% +7% to +8% +11% to +13% -1% to -2%

Consolidated revenues(b)(c)	~$11.0 billion to $11.5 billion

Commercial premium yields PMPM(a)	~ +4.8% to +5.3%

Commercial health care costs PMPM(a)	350 to 400 bps > premium yields PMPM

Selling cost ratio(a) G&A expense ratio(a)(c)	~2.3% to 2.4% ~8.5% to 8.7%

Tax rate(b)	30.0% to 31.0%

Weighted-average fully diluted shares outstanding(d)	~83.0 million to 84.0 million

GAAP EPS(c)(d) Combined Western Region and Government Contracts EPS(c)(d)	$1.45 to $1.55 $1.00 to $1.10

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	These metrics include the impact of the sale of the company’s Medicare PDP business that closed on April 1, 2012.
(d)	The company’s guidance does not include the impact of share repurchases other than those to counter dilution.

CONFERENCE CALL

Health Net will discuss the company’s third quarter 2012 results and state settlement agreement during its previously announced conference call on Monday, November 5, 2012, beginning at approximately 11:30 a.m. Eastern time. The live conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(866) 393-1637 (Domestic Toll-Free)	(855) 859-2056 (Replay – Domestic Toll-Free)
(706) 643-5711 (International)	(404) 537-3406 (Replay – International)

The access code for the live conference call and replay is 35473774. A replay of the conference call will be available through November 10, 2012. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012, and other reports filed by Health Net from time to time with the SEC.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net, through its subsidiaries, provides and administers health benefits to approximately 5.4 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net’s behavioral health services subsidiary, Managed Health Network, Inc., provides behavioral health, substance abuse and employee assistance programs to approximately 4.9 million individuals, including Health Net’s own health plan members. Health Net’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit Health Net’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the SEC, reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions including such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting Health Net’s Medicare or Medicaid businesses; Health Net’s ability to successfully participate in the dual-eligibles pilot programs; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; liabilities incurred in connection with Health Net’s divested operations; impairment of Health Net’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the other risks discussed in Health Net’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, Health Net undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.

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Health Net, Inc.

Enrollment Data—By State

(In thousands)

				Change from
				June 30, 2012		September 30, 2011
	September 30, 2012	June 30, 2012	September 30, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	714	745	837	(31)	(4.2)%	(123)	(14.7)%
Small Group and Individual	307	303	318	4	1.3%	(11)	(3.5)%

Commercial Risk	1,021	1,048	1,155	(27)	(2.6)%	(134)	(11.6)%
Medicare Advantage	143	141	124	2	1.4%	19	15.3%
Medi-Cal	1,069	1,060	988	9	0.8%	81	8.2%

Total California	2,233	2,249	2,267	(16)	(0.7)%	(34)	(1.5)%

Arizona
Large Group	84	84	76	0	0.0%	8	10.5%
Small Group and Individual	59	61	61	(2)	(3.3)%	(2)	(3.3)%

Commercial Risk	143	145	137	(2)	(1.4)%	6	4.4%
Medicare Advantage	43	43	40	0	0.0%	3	7.5%

Total Arizona	186	188	177	(2)	(1.1)%	9	5.1%

Oregon
Large Group	30	32	50	(2)	(6.3)%	(20)	(40.0)%
Small Group and Individual	58	56	41	2	3.6%	17	41.5%

Commercial Risk	88	88	91	0	0.0%	(3)	(3.3)%
Medicare Advantage	45	44	39	1	2.3%	6	15.4%

Total Oregon	133	132	130	1	0.8%	3	2.3%

Total Health Plan Enrollment
Large Group	828	861	963	(33)	(3.8)%	(135)	(14.0)%
Small Group and Individual	424	420	420	4	1.0%	4	1.0%

Commercial Risk	1,252	1,281	1,383	(29)	(2.3)%	(131)	(9.5)%
Medicare Advantage	231	228	203	3	1.3%	28	13.8%
Medi-Cal/Medicaid	1,069	1,060	988	9	0.8%	81	8.2%

Western Region Operations	2,552	2,569	2,574	(17)	(0.7)%	(22)	(0.9)%
Medicare PDP (stand-alone)	0	0	381	0	0.0%	(381)	(100.0)%

Total	2,552	2,569	2,955	(17)	(0.7)%	(403)	(13.6)%

TRICARE—North Contract Eligibles	2,884	2,884	3,010	0	0.0%	(126)	(4.2)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				June 30, 2012		September 30, 2011
	September 30, 2012	June 30, 2012	September 30, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	714	745	837	(31)	(4.2)%	(123)	(14.7)%
Arizona	84	84	76	0	0.0%	8	10.5%
Oregon	30	32	50	(2)	(6.3)%	(20)	(40.0)%

	828	861	963	(33)	(3.8)%	(135)	(14.0)%

Small Group and Individual
California	307	303	318	4	1.3%	(11)	(3.5)%
Arizona	59	61	61	(2)	(3.3)%	(2)	(3.3)%
Oregon	58	56	41	2	3.6%	17	41.5%

	424	420	420	4	1.0%	4	1.0%

Commercial Risk
California	1,021	1,048	1,155	(27)	(2.6)%	(134)	(11.6)%
Arizona	143	145	137	(2)	(1.4)%	6	4.4%
Oregon	88	88	91	0	0.0%	(3)	(3.3)%

	1,252	1,281	1,383	(29)	(2.3)%	(131)	(9.5)%

Medicare Advantage
California	143	141	124	2	1.4%	19	15.3%
Arizona	43	43	40	0	0.0%	3	7.5%
Oregon	45	44	39	1	2.3%	6	15.4%

	231	228	203	3	1.3%	28	13.8%
Medi-Cal/Medicaid
California	1,069	1,060	988	9	0.8%	81	8.2%

Total Health Plan Enrollment
Large Group	828	861	963	(33)	(3.8)%	(135)	(14.0)%
Small Group and Individual	424	420	420	4	1.0%	4	1.0%

Commercial Risk	1,252	1,281	1,383	(29)	(2.3)%	(131)	(9.5)%
Medicare Advantage	231	228	203	3	1.3%	28	13.8%
Medi-Cal/Medicaid	1,069	1,060	988	9	0.8%	81	8.2%

Western Region Operations	2,552	2,569	2,574	(17)	(0.7)%	(22)	(0.9)%
Medicare PDP (stand-alone)	0	0	381	0	0.0%	(381)	(100.0)%

Total	2,552	2,569	2,955	(17)	(0.7)%	(403)	(13.6)%

TRICARE—North Contract Eligibles	2,884	2,884	3,010	0	0.0%	(126)	(4.2)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended September 30. 2012	Quarter Ended June 30, 2012	Quarter Ended September 30. 2011
REVENUES:
Health plan services premiums	$2,578,689	$2,618,927	$2,487,767
Government contracts	169,811	176,248	175,845
Net investment income	16,355	24,697	15,188
Administrative services fees and other income	1,854	8,662	2,174
Divested operations and services revenue	12,863	12,805	10,976

Total revenues	2,779,572	2,841,339	2,691,950

EXPENSES:
Health plan services	2,281,388	2,358,455	2,149,310
Government contracts	151,815	153,406	127,884
General and administrative	222,425	228,756	215,952
Selling	61,053	58,390	57,965
Depreciation and amortization	7,907	7,385	6,937
Interest	8,021	8,246	7,774
Divested operations and services expense	17,587	19,290	32,873
Adjustment to loss on sale of Northeast subsidiaries	—	—	315

Total expenses	2,750,196	2,833,928	2,599,010

Income from continuing operations before income taxes	29,376	7,411	92,940
Income tax provision	8,898	2,241	35,131

Income from continuing operations	20,478	5,170	57,809

Discontinued operation:
Income from discontinued operation, net of tax	—	—	4,003
(Loss) gain on sale of discontinued operation, net of tax	(2,450)	119,440	—

(Loss) gain on discontinued operation, net of tax	(2,450)	119,440	4,003

Net income	$18,028	$124,610	$61,812

Net income per share-basic:
Income from continuing operations	$0.25	$0.06	$0.66
(Loss) gain on discontinued operation, net of tax	(0.03)	1.44	0.05

Net income per share-basic	$0.22	$1.50	$0.71

Net income per share-diluted:
Income from continuing operations	$0.25	$0.06	$0.65
(Loss) gain on discontinued operation, net of tax	(0.03)	1.42	0.05

Net income per share-diluted	$0.22	$1.48	$0.70

Weighted average shares outstanding:
Basic	81,607	83,255	87,675
Diluted	82,039	84,037	88,874

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30, 2012	June 30, 2012	September 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$312,579	$633,144	$376,336
Investments—available for sale	1,671,678	1,515,200	1,656,895
Premiums receivable, net	310,804	350,750	276,995
Amounts receivable under government contracts	206,560	247,405	206,113
Other receivables	244,924	220,293	169,438
Deferred taxes	40,647	69,409	54,850
Other assets	151,042	128,340	212,747

Total current assets	2,938,234	3,164,541	2,953,374
Property and equipment, net	174,932	166,379	125,833
Goodwill	565,886	565,886	605,886
Other intangible assets, net	18,128	18,985	21,556
Deferred taxes	5,737	8,261	51,277
Investments-available for sale-noncurrent	—	—	2,614
Other noncurrent assets	107,386	109,400	111,238

Total Assets	$3,810,303	$4,033,452	$3,871,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,032,248	$1,010,493	$873,037
Health care and other costs payable under government contracts	58,410	86,187	47,546
Unearned premiums	128,194	368,699	442,164
Accounts payable and other liabilities	325,636	298,307	308,961

Total current liabilities	1,544,488	1,763,686	1,671,708
Senior notes payable	399,044	398,992	398,839
Borrowings under revolving credit facility	100,000	90,000	145,000
Other noncurrent liabilities	220,489	241,734	217,827

Total Liabilities	2,264,021	2,494,412	2,433,374

Stockholders’ Equity
Common stock	149	149	147
Additional paid-in capital	1,323,150	1,318,004	1,270,968
Treasury common stock, at cost	(2,092,459)	(2,056,272)	(1,952,068)
Retained earnings	2,287,511	2,269,483	2,111,256
Accumulated other comprehensive income	27,931	7,676	8,101

Total Stockholders’ Equity	1,546,282	1,539,040	1,438,404

Total Liabilities and Stockholders’ Equity	$3,810,303	$4,033,452	$3,871,778

Debt-to-Total Capital Ratio	24.4%	24.1%	27.4%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended September 30, 2012	Quarter Ended June 30, 2012	Quarter Ended September 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,028	$124,610	$61,812
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	7,907	7,385	6,937
Share-based compensation expense	5,346	5,683	6,050
Deferred income taxes	15,430	6,476	(51,206)
Excess tax benefits from share-based compensation	—	(163)	(2)
Gain on sale of discontinued operation	2,450	(119,440)	—
Adjustment to loss on sale of business	—	—	315
Net realized gain on sale on investments	(4,272)	(12,431)	(5,369)
Other changes	(215)	884	4,246
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(200,559)	115,142	353,123
Other current assets, receivables and noncurrent assets	(25,847)	(26,672)	(22,535)
Amounts receivable/payable under government contracts	23,972	(6,029)	89,741
Reserves for claims and other settlements	21,755	52,369	(27,687)
Accounts payable and other liabilities	11,238	(28,048)	105,283

Net cash (used in) provided by operating activities	(124,767)	119,766	520,708

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	117,584	364,420	434,236
Maturities of investments	28,715	30,142	30,299
Purchases of investments	(272,614)	(459,328)	(532,032)
Purchases of property and equipment	(17,370)	(22,287)	(11,124)
Net cash received for sale of businesses	—	248,238	41,065
Sales and purchases of restricted investments and other	(871)	4,185	2,620

Net cash (used in) provided by investing activities	(144,556)	165,370	(34,936)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	—	2,174	513
Repurchases of common stock	(40,536)	(9,556)	(123,551)
Excess tax benefits from share-based compensation	—	163	2
Borrowings under financing arrangements	10,000	—	230,000
Repayment of borrowings under financing arrangements	—	(22,500)	(270,000)
Net (decrease) increase in checks outstanding, net of deposits	34	—	(31,960)
Customer funds administered	(20,740)	(13,305)	(80,943)

Net cash used in financing activities	(51,242)	(43,024)	(275,939)

Net (decrease) increase in cash and cash equivalents	(320,565)	242,112	209,833
Cash and cash equivalents, beginning of period	633,144	391,032	166,503

Cash and cash equivalents, end of period	$312,579	$633,144	$376,336

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended September 30, 2012					Quarter Ended June 30, 2012					Quarter Ended September 30, 2011
	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services [3]	Corpo- rate/ Other [5]	Consoli- dated	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services[3]	Corpo- rate/ Other [4], [5]	Consoli- dated	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services [3]	Corpo- rate/ Other [4,5]	Consoli- dated
Health plan services premiums	$2,578,689				$2,578,689	$2,618,927				$2,618,927	$2,487,754		$13		$2,487,767
Government contracts		$169,811			169,811		$176,248			176,248		$175,845			175,845
Net investment income	16,355				16,355	24,697				24,697	15,188				15,188
Administrative services fees and other income	1,843		11		1,854	8,662				8,662	2,174				2,174
Divested operations and services revenue			$12,863		12,863			$12,805		12,805			$10,976		10,976

Total revenues	2,596,887	169,811	12,874	—	2,779,572	2,652,286	176,248	12,805	—	2,841,339	2,505,116	175,845	10,989	—	2,691,950

Health plan services	2,281,354		34		2,281,388	2,358,400		14	41	2,358,455	2,149,269		213	(172)	2,149,310
Government contracts		148,705		3,110	151,815		152,705		701	153,406		127,707		177	127,884
G&A excluding insurance, taxes and fees	201,845		(332)	4,115	205,628	196,907		(353)	10,074	206,628	192,151		(558)	4,563	196,156
Insurance, taxes and fees	16,555		242		16,797	21,782		346	—	22,128	19,250		546		19,796

G&A including insurance, taxes and fees	218,400		(90)	4,115	222,425	218,689		(7)	10,074	228,756	211,401		(12)	4,563	215,952
Selling	61,053				61,053	58,390				58,390	57,940		25		57,965
Depreciation and amortization	7,907				7,907	7,385				7,385	6,937				6,937
Interest	8,021				8,021	8,246				8,246	7,774				7,774
Divested operations and services expense			17,587		17,587			19,290		19,290			32,873		32,873
Adjustment to loss on sale of Northeast health plans					—					—			315		315

Total expenses	2,576,735	148,705	17,531	7,225	2,750,196	2,651,110	152,705	19,297	10,816	2,833,928	2,433,321	127,707	33,414	4,568	2,599,010

Income (loss) from operations before income taxes	20,152	21,106	(4,657)	(7,225)	29,376	1,176	23,543	(6,492)	(10,816)	7,411	71,795	48,138	(22,425)	(4,568)	92,940
Income tax (benefit) provision	1,640	8,372	(1,946)	832	8,898	(452)	9,305	(2,537)	(4,075)	2,241	26,143	19,509	(8,608)	(1,913)	35,131

Income (loss) from continuing operations	$18,512	$12,734	$(2,711)	$(8,057)	$20,478	$1,628	$14,238	$(3,955)	$(6,741)	$5,170	$45,652	$28,629	$(13,817)	$(2,655)	$57,809

Basic earnings (loss) per share from continuing operations	$0.23	$0.16	$(0.03)	$(0.10)	$0.25	$0.02	$0.17	$(0.05)	$(0.08)	$0.06	$0.52	$0.33	$(0.16)	$(0.03)	$0.66
Diluted earnings (loss) per share from continuing operations	$0.23	$0.15	$(0.03)	$(0.10)	$0.25	$0.02	$0.17	$(0.05)	$(0.08)	$0.06	$0.52	$0.32	$(0.16)	$(0.03)	$0.65

Basic weighted average shares outstanding	81,607	81,607	81,607	81,607	81,607	83,255	83,255	83,255	83,255	83,255	87,675	87,675	87,675	87,675	87,675
Diluted weighted average shares outstanding	82,039	82,039	81,607	81,607	82,039	84,037	84,037	83,255	83,255	84,037	88,874	88,874	87,675	87,675	88,874

Pretax margin	0.78%					0.04%					2.87%
Commercial premium yield	4.7%					4.6%					5.1%
Commercial premium PMPM	$376.89					$372.91					$359.96
Commercial health care cost trend	7.1%					8.2%					3.2%
Commercial health care cost PMPM	$326.60					$330.71					$305.08
Commercial MCR	86.7%					88.7%					84.8%
Medicare Advantage MCR	90.1%					92.0%					90.7%
Medicaid MCR	91.6%					91.3%					86.0%
Health plan services MCR	88.5%					90.1%					86.4%
G&A expense ratio	8.5%					8.3%					8.5%
Selling costs ratio	2.4%					2.2%					2.3%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company's behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes items related to the run-out of the Northeast business sold in 2009 and transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012.

4	Includes litigation reserve true-ups related to previous accruals for class action lawsuits and related legal expenses.

5	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs. For the third quarter of 2011, adjusted DCP also subtracts reserve for claims and other settlements related to discontinued operations from the claims reserve.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. In addition, solely with respect to the third quarter of 2011, adjusted DCP excludes from claims reserve the reserves relating to discontinued operations. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of Days Claims Payable:		Q3 2012	Q2 2012	Q3 2011
(1)	Reserve for Claims and Other Settlements—GAAP	$1,032.2	$1,010.5	$873.0
	Less: Reserve for Claims and Other Settlements related to discontinued operations	—	—	(30.7)

	Reserve for Claims and Other Settlements excluding discontinued operations	$1,032.2	$1,010.5	$842.3
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(126.3)	(106.5)	(61.5)

(2)	Reserve for Claims and Other Settlements—Adjusted	$905.9	$904.0	$780.8

(3)	Health Plan Services Cost—GAAP	$2,281.4	$2,358.5	$2,149.3
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(835.9)	(842.9)	(759.5)

(4)	Health Plan Services Cost—Adjusted	$1,445.5	$1,515.6	$1,389.8

(5)	Number of Days in Period	92	91	92

= (1) / (3) * (5) Days Claims Payable on GAAP Basis—(using end of period reserve amount)		41.6	39.0	37.4

= (2) / (4) * (5) Days Claims Payable—Adjusted Basis (using end of period reserve amount)		57.7	54.3	51.7

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 9/2012	FY 2011	FY 2010
Reserve for claims (a), beginning of period	$720.8	$727.5	$692.2

Incurred claims related to:
Current Year	3,723.7	4,733.0	4,644.2
Prior Years (c)	32.8	(96.5)	(70.0)

Total Incurred (b)	3,756.5	4,636.5	4,574.2

Paid claims related to:
Current Year	2,949.7	4,024.4	3,929.3
Prior Years	727.8	618.8	609.6

Total Paid (b)	3,677.5	4,643.2	4,538.9

Reserve for claims (a), end of period	799.8	720.8	727.5
Add:
Claims Payable (d)	133.7	111.0	123.6
Other (e)	98.7	80.3	90.9

Reserves for claims and other settlements, end of period	$1,032.2	$912.1	$942.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.